Exhibit 99.1

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Media Contact: Richard Doré (310) 964-0716

Investor Relations: (310) 964-0808

HUGHES ANNOUNCES THIRD QUARTER GROWTH OF 17% IN REVENUES AND 33%

IN OPERATING PROFIT BEFORE D&A; OPERATING PROFIT QUADRUPLES

DIRECTV U.S. Adds 326,000 Owned and Operated

Subscribers in the Quarter, a 58% Increase over Last Year

El Segundo, Calif., October 14, 2003 — Hughes Electronics Corporation (“HUGHES”), a world-leading provider of digital television entertainment, broadband satellite networks and services, and global video and data broadcasting, today reported that third quarter 2003 revenues increased 17% to $2.57 billion compared with $2.19 billion in the third quarter of 2002. Operating profit before depreciation and amortization1 for the quarter increased 33% to $359 million compared with $270 million in the same period last year. Operating profit increased to $77 million compared with operating profit of $16 million in the third quarter of 2002. In addition, HUGHES reported a third quarter 2003 net loss of $23 million compared to a net loss of $14 million in the same period of 2002.

“This quarter’s results are yet another indication of the rather significant changes we have made across our company to continuously improve operational performance. Compared to last year, each of our businesses generated higher revenues and operating profit before depreciation and amortization in the quarter,” said Jack A. Shaw, HUGHES’ president and chief executive officer. “Importantly, DIRECTV U.S. had its second best quarter ever in terms of gross owned and operated subscriber additions, and the 326,000 net new subscribers added in the quarter represented a 58% increase over last year’s third quarter. I believe that this sharp increase in DIRECTV’s subscriber growth reflects consumers’ desire for DIRECTV’s superior, all digital programming as well as their continued dissatisfaction with their cable television service.”

Shaw continued: “At the top line, DIRECTV U.S. once again was the major contributor to our growth in the quarter with a nearly 20% increase in revenues driven by continued strong subscriber growth and a $4.50 increase in average monthly revenue per subscriber to $63.70. Hughes Network Systems – or HNS – also contributed to HUGHES’ growth with a 17% increase in revenues principally due to strong sales in its enterprise and residential DIRECWAY broadband businesses, as well as in its set-top box business. Driven by the gross profit on this revenue growth, DIRECTV U.S. and HNS were also the primary contributors to HUGHES’ 33% growth in operating profit before depreciation and amortization.”

Shaw finished: “We’re also demonstrating significant improvement in our cash flow—which we define as cash flows from operating activities plus cash flows from investing activities—where, for the third quarter in a row, HUGHES generated positive cash flow. Also for the third consecutive quarter, HUGHES is increasing its full-year guidance for revenues, operating profit and cash flow primarily due to the strong DIRECTV U.S. and HNS results in the third quarter as well as the continued solid results expected for the remainder of the year.”

HUGHES’ operating profit increased to $77 million in the third quarter of 2003 from $16 million in the same period of last year. The improvement was due to the higher operating profit before depreciation and amortization partially offset by higher depreciation and amortization, primarily at DIRECTV U.S. due to the reinstatement of amortization expense during the fourth quarter of 2002 related to certain intangible assets in accordance with Emerging Issues Task Force (“EITF”) Issue No. 02-17, as well as additional infrastructure expenditures during the last year.

HUGHES recorded a third quarter 2003 net loss of $23 million compared to a net loss of $14 million in the same period of 2002. The higher net loss was primarily due to a $159 million pre-tax gain in 2002 resulting from the sale of 8.8 million shares of Thomson Multimedia common stock and a third quarter 2003 non-cash charge of $65 million recorded as “Cumulative effect of accounting change, net of taxes” related to the adoption of FASB Interpretation No. 46 (“FIN 46”). These changes were partially offset by the higher 2003 operating profit discussed above, the favorable resolution of certain tax refund claims for $48 million in the quarter, a $32 million write-down of two equity investments and a pre-tax loss of $25 million related to the sale of SkyPerfecTV! common stock in the third quarter of 2002, and the absence of net losses in 2003 at DIRECTV Broadband due to its shutdown on February 28, 2003.

NINE-MONTH FINANCIAL REVIEW

For the first nine months of 2003, revenues increased 12% to $7.17 billion, compared to $6.41 billion in the first nine months of 2002. The increase was primarily due to continued subscriber growth and higher average monthly revenue per subscriber (“ARPU”) at DIRECTV U.S. as well as increased sales in the residential DIRECWAY® broadband business at HNS, partially offset by lower DIRECTV Latin America revenues related to the World Cup programming services in 2002 as well as a smaller subscriber base and further devaluations to several Latin American currencies in 2003.

Operating profit before depreciation and amortization for the first nine months of 2003 was $1.07 billion compared with $586 million in the same period of 2002. Operating profit before depreciation and amortization margin was 15% compared to 9% in the first nine months of 2002. The 82% increase in operating profit before depreciation and amortization and the corresponding increase in margin were primarily attributable to the additional gross profit gained from the DIRECTV U.S. revenue growth, reduced losses from the 2002 World Cup programming at DIRECTV Latin America and improved efficiencies associated with HNS’ larger residential DIRECWAY subscriber base. Also impacting the 2002 operating profit before depreciation and amortization results was a charge of $48 million related to a settlement with GECC and a $95 million one-time gain due to the favorable resolution of a lawsuit filed against the U.S. government on March 22, 1991.

HUGHES’ operating profit for the first nine months of 2003 was $258 million compared with an operating loss of $170 million in the same period of 2002. The improvement was due to the higher operating profit before depreciation and amortization discussed above partially offset by higher depreciation and amortization expense, particularly at DIRECTV U.S. resulting from the reinstatement of amortization expense related to certain intangible assets in accordance with EITF Issue No. 02-17 during the fourth quarter of 2002, as well as additional infrastructure expenditures during the last year.

For the first nine months of 2003, HUGHES had a net loss of $52 million compared to a net loss of $1.01 billion in the same period of 2002. The improvement was primarily due to a first quarter 2002 charge associated with HUGHES’ adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” of $681 million, recorded as “Cumulative effect of accounting change, net of taxes.” Also contributing to the change was the improved 2003 operating profit discussed above, a 2002 net interest expense charge of $74 million related to the GECC settlement and higher losses in 2002 at DIRECTV Broadband. These improvements were partially offset by the $159 million pre-tax gain on the sale of Thomson shares in 2002, a higher income tax benefit generated in 2002 resulting from the larger pre-tax loss and the $65 million charge related to the adoption of FIN 46 in 2003.

SEGMENT FINANCIAL REVIEW: THIRD QUARTER 2003

Direct-To-Home Broadcast

Third quarter 2003 revenues for the segment increased 18% to $2.09 billion from $1.76 billion in the third quarter of 2002. The segment had operating profit before depreciation and amortization of $222 million compared with $177 million in the third quarter of 2002. Operating profit for the segment was $42 million in the third quarter of 2003 compared to $21 million in the same period of 2002.

On February 28, 2003, HUGHES completed the shutdown of the DIRECTV DSLTM service. As a result, DIRECTV Broadband is accounted for as a discontinued operation in the consolidated financial statements and its revenues, operating costs and expenses, and non-operating results are no longer included in the Direct-To-Home Broadcast segment for the periods presented.

United States2: Excluding subscribers in the National Rural Telecommunications Cooperative (“NRTC”) territories, DIRECTV U.S. added 811,000 gross subscribers and after accounting for churn, 326,000 net subscribers in the quarter. DIRECTV U.S. owned and operated subscribers totaled 10.28 million as of September 30, 2003, 12% more than the 9.20 million subscribers as of September 30, 2002. For the third quarter of 2003, the total number of subscribers in NRTC territories fell by 32,000, reducing the total number of NRTC subscribers as of September 30, 2003, to 1.57 million. As a result, the DIRECTV U.S. platform ended the quarter with 11.85 million total subscribers.

DIRECTV U.S. reported quarterly revenues of $1.93 billion, an increase of 20% over last year’s third quarter revenues of $1.62 billion. The increase was primarily due to continued strong subscriber growth as well as higher ARPU. ARPU increased approximately $4.50, or 8%, to $63.70 in the quarter primarily due to the March 2003 price increase, additional fees from the increased number of customers that have multiple set-top receivers, the adoption of EITF Issue No. 00-21 that relates to the recognition of certain customer-related revenues, increased revenues from the NFL SUNDAY TICKET® package and increased customer purchases of local channels.

Operating profit before depreciation and amortization for the third quarter of 2003 increased 15% to $235 million compared to $205 million in last year’s third quarter. The increase was due to the additional gross profit gained from the increased revenues, an improved mix of higher-margin revenues primarily related to fees from customers that have multiple set-top receivers and increased sales of local channel packages, and the favorable impact from a continued emphasis on cost management. These were partially offset by increased marketing expenses associated with the larger gross subscriber additions and higher acquisition costs per subscriber (“SAC”) in the quarter.

Operating profit in the quarter increased to $112 million compared to $102 million in the third quarter of 2002. The improved operating profit was primarily due to the reasons discussed above for the change in operating profit before depreciation and amortization partially offset by the reinstatement of amortization expense related to certain intangible assets in accordance with EITF Issue No. 02-17 during the fourth quarter of 2002, as well as increased depreciation expense due to additional infrastructure expenditures during the last year.

Latin America: On March 18, 2003, DIRECTV Latin America, LLC announced that in order to aggressively address the company’s financial and operational challenges, it had filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filing applies only to DIRECTV Latin America, LLC, a U.S. company, and does not include any of its operating companies in Latin America and the Caribbean. DIRECTV Latin America, LLC and its operating companies are continuing regular operations.

The DIRECTV® service in Latin America lost 44,000 net subscribers in the third quarter of 2003 mostly due to significantly higher involuntary churn in Mexico resulting from changes in disconnection processes associated with past-due subscribers. The total number of DIRECTV subscribers in Latin America as of September 30, 2003, was 1.45 million compared to 1.60 million as of September 30, 2002, representing a decline of 10%.

Revenues for DIRECTV Latin America increased to $155 million in the quarter from $146 million in the third quarter of 2002 primarily due to the consolidation of the local operating companies in Puerto Rico and Venezuela in accordance with HUGHES’ adoption of FIN 46, partially offset by lower revenues from the smaller subscriber base.

DIRECTV Latin America recorded an operating loss before depreciation and amortization of $17 million in the quarter compared to an operating loss before depreciation and amortization of $29 million in the same period of 2002. The operating loss in the quarter was $74 million compared to an operating loss of $84 million in the third quarter of 2002. These improvements were primarily due to aggressive cost cutting over the past year including programming cost reductions resulting from the rejection of certain contracts in connection with the Chapter 11 reorganization, partially offset by reduced revenues associated with the smaller subscriber base.

Satellite Services

PanAmSat Corporation (“PanAmSat”), which is approximately 81%-owned by HUGHES, generated third quarter 2003 revenues of $210 million compared with $199 million in the same period of the prior year. The increase was primarily due to additional government revenues related to PanAmSat’s new G2 Satellite SolutionsTM division, which was formed after the acquisition of Hughes Global Services on March 7, 2003, and an increase in network service revenues.

PanAmSat’s operating profit before depreciation and amortization for the quarter was $152 million compared with $145 million in the third quarter 2002. Operating profit remained relatively unchanged at $67 million in the third quarter of 2003. The increase in operating profit before depreciation and amortization was primarily due to lower bad debt expense and improved operational efficiencies. The operating profit was also impacted by higher depreciation expense primarily related to the shorter estimated useful lives of two satellites that experienced anomalies in 2003.

As of September 30, 2003, PanAmSat’s contracts for satellite services representing future payments (backlog) declined to approximately $4.8 billion compared to approximately $5.3 billion at the end of the second quarter of 2003 primarily due to reduced contract values related to a satellite anomaly.

Network Systems

HNS generated third quarter 2003 revenues of $353 million compared with $300 million in the third quarter of 2002. The 17% increase was principally due to higher revenues in the enterprise and residential DIRECWAY® broadband businesses, and increased sales of DIRECTV® receiver systems. HNS shipped 946,000 DIRECTV receiver systems in the third quarter of 2003 compared to 737,000 units in the same period last year. Additionally, as of September 30, 2003, the DIRECWAY service had approximately 178,000 residential subscribers in North America compared to 138,000 one year ago, representing an increase of approximately 29%.

HNS reported operating profit before depreciation and amortization of $9 million compared to an operating loss before depreciation and amortization of $23 million in the third quarter of 2002. The operating loss in the quarter was $10 million compared to an operating loss of $43 million in the third quarter of 2002. These improvements were primarily attributable to a smaller loss in the residential DIRECWAY business due to improved efficiencies associated with the larger subscriber base, increased revenues and profit margins in the set-top box and DIRECWAY enterprise businesses, as well as a $9 million charge taken in the third quarter of 2002 related to severance costs and an inventory provision.

BALANCE SHEET

From December 31, 2002, to September 30, 2003, HUGHES’ consolidated cash balance increased $1.50 billion to $2.63 billion and total debt increased $1.58 billion to $4.70 billion.

In the third quarter, HUGHES’ consolidated cash balance decreased by $558 million and debt decreased by $311 million compared to the June 30, 2003, balances. During the quarter, HUGHES generated over $100 million of cash flow (cash flows from operating activities plus cash flows from investing activities) bringing the total cash flow generated by HUGHES to approximately $400 million through September 30, 2003. Also in the quarter, HUGHES and The Boeing Company reached an agreement whereby HUGHES paid Boeing $360 million to settle the outstanding purchase price adjustment disputes arising from Boeing’s October 2000 acquisition of HUGHES’ satellite manufacturing operations. This payment will be reported as “Net cash used in discontinued operations” in the Condensed Consolidated Statements of Cash Flows. Additionally, PanAmSat made an optional prepayment of $350 million in the quarter under its $1.25 billion bank facility from available cash on hand. The prepayment was applied pro rata against PanAmSat’s Term Loan A and Term Loan B.

During 2003, DIRECTV U.S. completed several financing transactions, which included $1.40 billion of borrowings under a senior notes offering and approximately $1.23 billion of borrowings under a $1.68 billion credit facility. Approximately $2.56 billion of the proceeds from the financings were distributed to HUGHES to repay $506 million of outstanding short-term debt and to fund HUGHES’ business plan through projected cash flow breakeven.

Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

A live webcast of HUGHES’ third quarter 2003 earnings call will be available on the company’s website at www.hughes.com or www.directv.com. The call will begin at 2:00 p.m. ET, today. The dial in number for the call is (913) 981-4900. The webcast will be archived on the Investor Relations portion of the

HUGHES’ website and a replay of the call will be available (dial in number: 719-457-0820, code: 438314) beginning at 7:00 p.m. ET on Wednesday, October 15 through Monday, October 20 at 1:00 a.m. ET.

(1) Operating profit (loss) before depreciation and amortization, which is a non-GAAP financial measure, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the United States of America. Please see HUGHES and DIRECTV Holdings LLC recent SEC filings for further discussion of operating profit (loss) before depreciation and amortization.

(2) The discussion of financial results for DIRECTV U.S. reflects amounts included in the stand-alone financial statements of DIRECTV Holdings LLC that are included later in this earnings release. HUGHES records certain items as corporate expenses in HUGHES consolidated financial statements pursuant to Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information.” Generally accepted accounting principles also require these expenses to be reflected in the stand-alone financial statements of DIRECTV Holdings LLC. As a result, the DIRECTV U.S. operating profit before depreciation and amortization and operating profit results include approximately $3 million and $4 million of pension expense in the third quarter of 2002 and 2003, respectively, which HUGHES includes in “Eliminations and Other” for segment reporting purposes in its consolidated statements.

NOTE: This release may contain certain statements that Hughes and/or DIRECTV U.S. believe are, or may be considered to be, “forward-looking statements,” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as we “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause Hughes’ and/or DIRECTV U.S.’ actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Risk factors which could cause actual performance and future actions to differ materially from forward-looking statements made herein may include, but are not limited to, economic conditions, product demand and market acceptance, government action, local political or economic developments in or affecting countries where Hughes has operations, including political, economic and social uncertainties in many Latin American countries in which the DIRECTV Latin America businesses operate, potential adverse effects of the DIRECTV Latin America, LLC Chapter 11 bankruptcy proceedings, foreign currency exchange rates, ability to obtain export licenses, competition, the outcome of legal proceedings, ability to achieve cost reductions, ability to timely perform material contracts, ability to renew programming contracts under favorable terms, technological risk, limitations on access to distribution channels, the success and timeliness of satellite launches, in-orbit performance of satellites, loss of uninsured satellites, ability of customers to obtain financing, ability to access capital to maintain financial flexibility and the effects of the strategic transactions that GM and Hughes have entered into with News Corporation.

HUGHES FINANCIAL GUIDANCE

	Fourth Quarter 2003	Prior Full Year 2003	Revised Full Year 2003
HUGHES
Revenues	$2.75 – 2.8B	$9.7 – 9.8B	$9.9 – 9.95B
Operating profit before depreciation and amortization	$250 – 300M	$1.25 – 1.35B	$1.3B – 1.35B
Operating profit/(loss)	$0 – (50)M	$125 – 225M	$200 – 250M
Cash Flow[a]	N/A	$100 – 200M	~$500M
DIRECTV U.S.
Revenues	~$2.16B	~$7.5B	~$7.6Bc
Operating profit before depreciation and amortization	~$200M	~$1.0B	~$1.0Bc
Operating profit	~$60M	~$475M	~$475Mc
Net subscriber additions[b]	N/A	~900K	~1.05Mc
DIRECTV Latin America
Revenues	$140 – 160M	$550 – 600M	$575 – 600M
Operating loss before depreciation and amortization	$(20) – (40)M	$(90) – (110)M	No Change
Operating loss	$(90) – (110)M	$(310) – (330)M	No Change
Hughes Network Systems
Revenues	~$350M	$1.1 – 1.2B	~$1.25B
Operating profit before depreciation and amortization	$20 – 25M	Breakeven	No Change
Operating profit/(loss)	$5 – 10M	$(65) – (75)M	$(70) – (75)M
PanAmSat
Revenues	$200 – 215M	$800 – 840M	$813 – 828M
New outright sales and sales-type leases	None	None	None
Operating profit before depreciation and amortization	$140 – 150M	$580 – 600M	$589 – 599M
Operating profit	$55 – 75M	$250 – 300M	$272 – 292M

a	Defined as “cash flows from operating activities” plus “cash flows from investing activities”
b	Excludes subscribers in NRTC territories
c	Originally updated on September 29, 2003

NON-GAAP FINANCIAL RECONCILIATION SCHEDULE*

	Third Quarter 2003 Actual	Third Quarter 2002 Actual	Fourth Quarter 2003 Guidance	Prior Full Year 2003 Guidance	Revised Full Year 2003 Guidance
HUGHES
Operating profit/(loss)	$77M	$16M	$0 – (50)M	$125 – 225M	$200 – 250M
Plus: depreciation & amortization (D&A)	$282M	$254M	~$300M	~$1.125B	~$1.1B

Operating profit before depreciation and amortization	$359M	$270M	$250 – 300M	$1.25 – 1.35B	$1.3B – 1.35B

DIRECTV U.S.
Operating profit	$112M	$102M	~$60M	~$475M	No Change
Plus: D&A	$123M	$102M	~$140M	~$525M	No Change

Operating profit before D&A	$235M	$205M+	~$200M	~$1.00B	No Change

DIRECTV Latin America
Operating loss	$(74)M	$(84)M	$(90) – (110)M	$(310) – (330)M	No Change
Plus: D&A	$57M	$55M	~$70M	~$220M	No Change

Operating loss before D&A	$(17)M	$(29)M	$(20) –(40)M	$(90) – (110)M	No Change

Hughes Network Systems
Operating profit/(loss)	$(10)M	$(43)M	$5 – 10M	$(65) – (75)M	$(70) – (75)M
Plus: D&A	$19M	$20M	~$15M	$65 – 75M	$70 – 75M

Operating profit (loss) before D&A	$9M	$(23)M	$20 – 25M	~$0	~$0

PanAmSat
Operating profit	$67M	$66M	$55 – 75M	$250 – 300M	$272 – 292M
Plus: D&A	$85M	$79M	$75 – 85M	$300 – 330M	$307 – 317M

Operating profit before D&A	$152M	$145M	$140 – 150M	$580 – 600M	$589 – 599M

	Nine months ended September 30, 2003 Actual	Nine months ended September 30, 2002 Actual
HUGHES
Operating profit/(loss)	$258M	$(170)M
Plus: Depreciation & Amortization (D&A)	$810M	$756M

Operating profit before depreciation and amortization	$1.07B	$586M

*	Additional DIRECTV U.S. non-GAAP financial reconciliation is included with the DIRECTV U.S. stand-alone financial statements included in this earnings release.

+	Does not add due to rounding.

###

HUGHES ELECTRONICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND

AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)

(Dollars in Millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues
Direct broadcast, leasing and other services	$2,311.8	$1,952.8	$6,579.7	$5,784.0
Product sales	258.4	241.9	588.5	627.8

Total Revenues	2,570.2	2,194.7	7,168.2	6,411.8

Operating Costs and Expenses, Exclusive of Depreciation and Amortization Expenses Shown Separately Below
Broadcast programming and other costs	1,186.9	965.1	3,323.9	2,950.9
Cost of products sold	234.7	209.5	547.5	567.2
Selling, general and administrative expenses	789.8	750.3	2,228.3	2,307.8
Depreciation and amortization	282.3	253.8	810.1	756.3

Total Operating Costs and Expenses	2,493.7	2,178.7	6,909.8	6,582.2

Operating Profit (Loss)	76.5	16.0	258.4	(170.4)
Interest income	10.6	5.4	32.5	17.1
Interest expense	(76.3)	(76.1)	(241.0)	(273.8)
Reorganization expense	(8.2)	—	(19.2)	—
Other, net	0.6	78.7	(38.0)	46.0

Income (Loss) From Continuing Operations Before Income Taxes, Minority Interests and Cumulative Effect of Accounting Changes	3.2	24.0	(7.3)	(381.1)
Income tax benefit (expense)	44.3	(9.2)	48.0	144.8
Minority interests in net earnings of subsidiaries	(6.0)	(4.1)	(20.8)	(14.3)

Income (loss) from continuing operations before cumulative effect of accounting changes	41.5	10.7	19.9	(250.6)
Income (loss) from discontinued operations, net of taxes	0.1	(24.3)	(7.6)	(74.5)

Income (loss) before cumulative effect of accounting changes	41.6	(13.6)	12.3	(325.1)
Cumulative effect of accounting changes, net of taxes	(64.6)	—	(64.6)	(681.3)

Net Loss	(23.0)	(13.6)	(52.3)	(1,006.4)
Preferred stock dividends	—	—	—	(46.9)

Loss Used for Computation of Available Separate Consolidated Net Income (Loss)	$(23.0)	$(13.6)	$(52.3)	$(1,053.3)

Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors Class H
Common Stock outstanding (in millions) (Numerator)	1,108.4	958.1	1,068.7	906.6
Average Class H dividend base (in millions) (Denominator)	1,382.8	1,381.7	1,382.2	1,330.2
Available Separate Consolidated Net Income (Loss)	$(18.4)	$(9.4)	$(40.4)	$(717.9)

HUGHES ELECTRONICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	September 30, 2003	December 31,
ASSETS	(Unaudited)	2002
Current Assets
Cash and cash equivalents	$2,627.9	$1,128.6
Accounts and notes receivable, net of allowances of $122.9 and $102.4	835.6	1,133.9
Contracts in process	127.4	165.9
Inventories	292.5	230.3
Deferred income taxes	6.0	97.7
Prepaid expenses and other	954.6	900.0

Total Current Assets	4,844.0	3,656.4
Satellites, net	4,715.2	4,922.6
Property, net	2,018.6	2,017.4
Goodwill, net	5,779.4	5,775.2
Intangible Assets, net	594.0	644.7
Net Investment in Sales-type Leases	120.9	161.9
Investments and Other Assets	859.8	706.9

Total Assets	$18,931.9	$17,885.1

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$1,040.3	$1,039.0
Deferred revenues	241.1	166.4
Short-term borrowings and current portion of long-term debt	96.1	727.8
Accrued liabilities and other	948.0	1,269.9

Total Current Liabilities	2,325.5	3,203.1
Long-Term Debt	4,601.7	2,390.0
Other Liabilities and Deferred Credits	1,011.0	1,178.4
Deferred Income Taxes	424.2	581.2
Commitments and Contingencies
Minority Interests	583.9	555.3
Stockholder’s Equity	9,985.6	9,977.1

Total Liabilities and Stockholder’s Equity	$18,931.9	$17,885.1

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

HUGHES ELECTRONICS CORPORATION

SELECTED SEGMENT DATA

(Dollars in Millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
DIRECT-TO-HOME BROADCAST
Total Revenues	2087.2	1761.5	5878.2	5168.2
Operating Profit Before Depreciation and Amortization (1)	221.8	177.1	732.5	216.7
Operating Profit Before Depreciation and Amortization Margin (1)	0.1	0.1	0.1	0.0
Operating Profit (Loss)	42.1	20.8	210.3	(228.4)
Operating Profit Margin	0.0	0.0	0.0	N/A
Depreciation and Amortization	179.7	156.3	522.2	445.1
Capital Expenditures	79.6	89.2	218.4	353.8

SATELLITE SERVICES
Total Revenues	210.1	199.1	613.4	615.5
Operating Profit Before Depreciation and Amortization (1)	151.5	145.4	449.4	447.2
Operating Profit Before Depreciation and Amortization Margin (1)	0.7	0.7	0.7	0.7
Operating Profit	66.5	66.4	217.2	184.5
Operating Profit Margin	0.3	0.3	0.4	0.3
Depreciation and Amortization	85.0	79.0	232.2	262.7
Capital Expenditures	32.4	76.5	87.2	260.0

NETWORK SYSTEMS
Total Revenues	352.7	300.2	899.7	797.4
Operating Profit (Loss) Before Depreciation and Amortization (1)	8.6	(22.9)	(22.8)	(80.4)
Operating Profit Before Depreciation and Amortization Margin (1)	0.0	N/A	N/A	N/A
Operating Loss	(10.1)	(42.9)	(79.7)	(135.0)
Depreciation and Amortization	18.7	20.0	56.9	54.6
Capital Expenditures	(18.3)	99.3	91.1	315.4

ELIMINATIONS and OTHER
Total Revenues	(79.8)	(66.1)	(223.1)	(169.3)
Operating Profit (Loss) Before Depreciation and Amortization (1)	(23.1)	(29.8)	(90.6)	2.4
Operating Profit (Loss)	(22.0)	(28.3)	(89.4)	8.5
Depreciation and Amortization	(1.1)	(1.5)	(1.2)	(6.1)
Capital Expenditures	25.8	22.6	82.2	54.7

TOTAL
Total Revenues	2570.2	2194.7	7168.2	6411.8
Operating Profit Before Depreciation and Amortization (1)	358.8	269.8	1068.5	585.9
Operating Profit Before Depreciation and Amortization Margin (1)	0.1	0.1	0.1	0.1
Operating Profit (Loss)	76.5	16.0	258.4	(170.4)
Operating Profit Margin	0.0	0.0	0.0	N/A
Depreciation and Amortization	282.3	253.8	810.1	756.3
Capital Expenditures	119.5	287.6	478.9	983.9

(1)	See footnote 1 on page 6.

The Following Pages Reflect DIRECTV U.S.' Financial Statements and

Other Data as a Stand Alone Entity

DIRECTV HOLDINGS LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues	$1,932.2	$1,616.4	$5,440.5	$4,631.8
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	770.1	651.0	2,168.5	1,878.4
Subscriber service expenses	159.3	147.0	466.5	444.7
Subscriber acquisition costs:
Third party customer acquisitions	366.4	332.4	985.6	1,014.9
Direct customer acquisitions	111.9	45.9	249.1	111.7
Retention, upgrade and other marketing costs	143.3	92.2	325.8	286.2
Broadcast operations expenses	26.8	32.9	98.9	93.1
General and administrative expenses	119.6	110.5	356.1	348.0
Depreciation and amortization expense	122.6	102.1	371.1	283.2

Total Operating Costs and Expenses	1,820.0	1,514.0	5,021.6	4,460.2

Operating Profit	112.2	102.4	418.9	171.6
Interest expense, net	(54.6)	(19.2)	(141.1)	(74.0)
Other income (loss), net	—	159.7	(4.0)	159.4

Income Before Income Taxes	57.6	242.9	273.8	257.0
Income tax expense	(21.6)	(91.4)	(102.7)	(96.7)

Net Income	$36.0	$151.5	$171.1	$160.3

DIRECTV HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
Current Assets
Cash and cash equivalents	$380.2	$14.1
Accounts receivable, net of allowances of $51.2 and $54.3	450.9	506.7
Inventories, net	129.0	62.6
Prepaid expenses and other	554.3	545.8

Total Current Assets	1,514.4	1,129.2
Satellites, net	981.5	1,011.3
Property, net	728.7	838.6
Goodwill, net	2,891.1	2,888.5
Intangible Assets, net	568.2	623.7
Other Assets	118.3	87.3

Total Assets	$6,802.2	$6,578.6

LIABILITIES AND OWNER’S EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,223.0	$1,139.2
Unearned subscriber revenue and deferred credits	214.9	156.6
Current portion of long-term debt	12.2	—

Total Current Liabilities	1,450.1	1,295.8
Long-Term Debt	2,612.8	—
Other Liabilities and Deferred Credits	354.3	477.6
Deferred Income Taxes	244.0	246.7
Commitments and Contingencies
Owner’s Equity
Capital stock and additional paid-in capital	2,793.6	5,385.1
Accumulated deficit	(652.6)	(823.7)

Subtotal Owner’s Equity	2,141.0	4,561.4
Accumulated Other Comprehensive Loss
Accumulated unrealized losses on securities	—	(2.9)

Total Owner’s Equity	2,141.0	4,558.5

Total Liabilities and Owner’s Equity	$6,802.2	$6,578.6

DIRECTV HOLDINGS LLC

Non-GAAP Financial Reconciliation and Other Data

(Dollars in Millions)

(Unaudited)

Pre-Marketing Margin Reconciliation to Operating Profit

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		Guidance Full Year
	2003	2002	2003	2002	2003
Operating Profit	$112.2	$102.4	$418.9	$171.6	~	$475
Add back: Subscriber acquisition costs:
Third party customer acquisitions	366.4	332.4	985.6	1,014.9		**
Direct customer acquisitions	111.9	45.9	249.1	111.7		**
Retention, upgrade and other marketing costs	143.3	92.2	325.8	286.2		**
Depreciation and amortization expense	122.6	102.1	371.1	283.2	~	525

Subtotal	744.2	572.6	1,931.6	1,696.0	~	2,715

Pre-marketing margin*	$856.4	$675.0	$2,350.5	$1,867.6	~	$3,190

Pre-marketing margin as a percentage of revenue*	44.3%	41.8%	43.2%	40.3%	~	42%

Other Data

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Average monthly revenue per subscriber (ARPU)	$63.70	$59.20	$61.20	$58.10
Average monthly churn-%:	1.6%	1.7%	1.5%	1.7%
Average subscriber acquisition costs (SAC)	$590	$555	$575	$535
Total number of subscribers-platform (000’s)	11,852	10,921	11,852	10,921
Total owned and operated subscribers (000’s)	10,275	9,201	10,275	9,201

(*) Pre-Marketing Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated by adding amounts under the captions “Subscriber acquisition costs”, “Retention, upgrade and other marketing costs” and “Depreciation and amortization expense” to “Operating Profit”. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Hughes and DIRECTV U.S. management use Pre-Marketing Margin to evaluate the profitability of DIRECTV U.S.’s current subscriber base for the purpose of allocating resources to discretionary activities such as, adding new subscribers, retaining and upgrading existing subscribers and for capital expenditures. To compensate for the exclusion of “Subscriber acquisition costs” and “Retention, upgrade and other marketing costs”, management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

Hughes and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.’s operating performance to other communications, entertainment and media companies. Hughes and DIRECTV U.S. believe that investors also use current and projected Pre-Marketing Margin to determine the ability of DIRECTV U.S.’s current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.

(**) No individual guidance provided.